Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Illumina, Inc. 2015 Stock and Incentive Plan of our reports dated February 17, 2015, with respect to the consolidated financial statements and schedule of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 7, 2015